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Exhibit 99.1

    Dragon International Group Awarded One Year Food Packaging Contract with
                 Hunan Prince Milk Group Valued at $2.3 Million

Ningbo, China, April 24, 2007 - (Market Wire) - Dragon International Group Corp. (OTCBB: DRGG), one of China's leading manufacturers and distributors of specialty paper products and packaging materials, today announced that it has been awarded a one-year contract with Hunan Prince Milk Group to supply 500 tons of 2 layer, high performance food packaging aluminum compound paper, a newly developed packaging product by Dragon International Group. The one-year contract is valued at approximately $2.3 million USD.

The new product consists of 2 layers of high performance food packaging aluminum compound paper developed by Dragon International Group by using its proprietary technology. According to initial feedback from the Hunan Prince Milk Group, Dragon International's newly developed packaging product reduces material cost by 20% and production consuming energy by 15 to 20%, helping the milk producer lower its costs of finished milk products on two separate fronts.

Mr. David Wu, CEO and Chairman of Dragon International Group, stated "We are thrilled to be awarded this contract for our proprietary packaging design. Hunan Prince Milk Group is one of the major dairy product manufacturers in China. As we are now a qualified supplier of Hunan Prince Milk Group, we are confident that we can gradually expand our market share in the high-end food packaging industry in China. We believe this contract represents another tremendous growth opportunity as we continue to diversify our packaging businesses into food and pharmaceutical packaging sectors where higher profit margins can be attained."


About Dragon International Group Corporation

Dragon International Group Corp is one of China's manufacturers and distributors of specialty paper products and packaging materials. DRGG has a distribution network covering east and central China. The Company and its subsidiaries have cultivated strategic relationships with several of the world's largest and most well-known manufacturers of paper and specialty packaging products. For more information, please visit http://www.drgg.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Dragon International Group
Tel: 1-877-CHINA-57
Email: info@drgg.net


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